Exhibit 4(a)(iii)

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SMITH & NEPHEW CONSOLIDATED, INC.,

PAPYRUS ACQUISITION CORP.,

OSIRIS THERAPEUTICS, INC.

and

SMITH & NEPHEW PLC

dated as of March 12, 2019

i

Annex I Conditions to the Offer	I-1

Exhibit A Tender and Support Agreement	A-1

Exhibit B Company Charter	B-1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 12, 2019, is entered into by and among Smith & Nephew Consolidated, Inc., a Delaware corporation (“Parent”); Papyrus Acquisition Corp., a Maryland corporation and an indirect Subsidiary of Parent (“Sub”); Osiris Therapeutics, Inc., a Maryland corporation (the “Company”); and, solely for purposes of Section 7.02 and Article XI, Smith & Nephew plc, an English public limited liability company (“Parent Holdco”). Each of Parent, Sub, the Company and Parent Holdco are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the board of directors of the Company has unanimously

(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement,(iii) recommended that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock to Sub pursuant to the Offer; and (iv) resolved that the Merger shall be effected under Section 3-106.1 of the Maryland General Corporation Law, as amended (the “MGCL”) and that the Merger shall be consummated as promptly as possible following the Acceptance Time;

WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Sub proposes to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $19.00, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, subject to the occurrence of the Offer Closing, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, with the Merger to be effected pursuant to Section 3-106.1 of the MGCL, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the Effective Time will be cancelled and converted into the right to receive the Offer Price;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement,

certain stockholders of the Company are entering into a tender and support agreement with Parent in the form attached as Exhibit A (the “Support Agreement”); and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Offer

Section 1.01     The Offer.

(a)        Commencement of the Offer.  No earlier than five (5) business days (and no later than fifteen (15) business days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 1.01(c), if applicable).

(b)        Terms and Conditions of the Offer.  The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Sub, and Parent and Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided,  however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock, or (vi) extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d).

(c)        Adjustments to Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date of this Agreement and prior to Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer; provided, that (i) nothing in this Section 1.01 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) share repurchases and grants of equity compensation solely to the extent expressly permitted by the terms of this Agreement, shall not result in any adjustment to the Offer Price.

(d)        Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire at 12:01 a.m., New York City time, on the 21st business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date being the “Initial Offer Expiration Date”), provided,  however, that if at the Initial Offer Expiration Date, any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived, Sub shall, and Parent shall cause Sub to, extend the Offer for a period determined by Parent of not more than ten (10) business days. Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied or waived, Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) business days (the length of such periods to be determined by Parent); provided,  however, that Parent and Sub shall in no circumstance be required to extend the Offer to a date subsequent to the Outside Date. In addition, (x) Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or NASDAQ Global Market (“NASDAQ”) or the staff thereof applicable to the Offer and (y) Sub may, and Parent may cause Sub to, make available a “subsequent offering period” in accordance with Exchange Act Rule 14d-11.

(e)        Payment.  On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as promptly as practicable (and in any event within 3 business days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(f)         Termination of the Offer.  If this Agreement is terminated pursuant to Section 9.01, then Sub shall promptly (and, in any event, within one (1) business day of such termination), irrevocably and unconditionally terminate the Offer. If this Agreement is terminated in accordance with Section 9.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer.

(g)        Offer Documents.  On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. Parent and Sub shall timely cause a notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL (such notice, the “Maryland Short Form Notice”) to be given to the holders of the Company Common Stock with the Offer Documents, unless, prior to the date the Offer is first commenced, the Maryland Short Form Notice has been given to the holders of the Company Common Stock who, except for the application of Section 3-106.1 of the MGCL, would be entitled to vote on the Merger on the date such notice is given or on a record date fixed for that purpose that is not more than ten (10) days before the date that notice is given. The Company shall promptly furnish to Parent and Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Sub for inclusion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Board Actions and the Recommendation of the board of directors of the Company (the “Company Board”). Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities Laws. Parent and Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all written correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  Parent and Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(h)        Funds.  Subject to the other terms and conditions of this Agreement and the Offer Conditions, Sub shall provide, and Parent shall cause Sub to provide, to a paying agent (which shall be a reputable bank or trust company reasonably acceptable to the Company) selected by Sub (the “Paying Agent”) on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer. In connection therewith and with Section 3.03, Sub shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

(i)         Withholding.  Notwithstanding anything in this Agreement to the contrary, Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Sub or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 1.02     Company Actions.

(a)        Schedule 14D-9.  On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which shall describe and make the Recommendation with respect to the Offer and describe the other Board Actions, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities Laws. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Sub with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and, unless there shall have been an Adverse Recommendation Change made in accordance with Section 6.02, the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b)        Stockholder Lists.  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with lists, copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control (or which can be obtained by the Company without unreasonable effort or expense) regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Sub may reasonably request in communicating the Offer and the Maryland Short Form Notice to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents, the Maryland Short Form Notice and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03     Directors.

(a)        Composition of Company Board and Board Committees.  If the Merger Closing has not occurred within two (2) business days following the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), Parent shall be entitled to designate from time to time such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage of the total number of shares of Company Common Stock then outstanding that are owned by Parent and its Subsidiaries (including all shares of Company Common Stock accepted for payment pursuant to the Offer as being owned as of the Acceptance Time for this purpose); provided,  however, that if Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are members of the Company Board and who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided further that if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or the Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.03, including (at the election of Parent) (x) subject to the Company Charter and Company Bylaws, increasing the size of the Company Board, and (y)  obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Law and the rules of NASDAQ, and the Company shall take all action requested by Parent necessary to effect any such election.

(b)        Section 14(f) of the Exchange Act.  If requested by Parent, the Company shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder as is necessary to enable Parent’s designees to be elected or appointed to the Company Board (provided that Parent and Sub shall have provided to the Company on a timely basis all information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c)        Required Approvals of Independent Directors.  Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Sub, or(iv) to any other matter under this Agreement.

(d)        Effects on Continued Listing.  After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Rule 5615(c)(1) of the NASDAQ Stock Market Rules.

ARTICLE II

The Merger

Section 2.01     The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger under the MGCL (the “Surviving Corporation”). The Merger shall be effected in accordance with Section 3-106.1 of the MGCL, and shall not require a vote of the stockholders of the Company.

Section 2.02     Closing.  The closing of the Merger (the “Merger Closing”) will take place as promptly as practicable and in any event no later than 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, located at 1285 Avenue of the Americas, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, that in no event shall the Merger Closing occur earlier than thirty (30) days following the date the Maryland Short Form

Notice was given as provided in this Agreement. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.03     Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, Sub and the Company shall file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “Department”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MGCL, and shall make all other filings and recordings required under the MGCL (if any). The Merger shall become effective on such date and time as the Articles of Merger are accepted for record by the Department or at such other date and time (not to exceed five (5) business days from the date the Articles of Merger are accepted for record by the Department) as Parent and the Company shall agree and specify in the Articles of Merger in accordance with the MGCL. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.04     Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05     Charter and Bylaws.

(a)        At the Effective Time, the Company Charter shall be amended and restated in its entirety to read as set forth on Exhibit B, and as so amended shall be the charter of the Surviving Corporation until thereafter changed or amended (subject to Section 7.05(a)) as provided therein or by applicable Law.

(b)        The Company shall take all necessary action so that, as of the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read the same as the bylaws of Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended (subject to Section 7.05(a)) as provided therein or by applicable Law.

Section 2.06     Directors.  The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07     Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08     Taking of Necessary Action.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 3.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a)        Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)        Cancellation of Certain Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by Sub at such time (including all shares of Company Common Stock accepted for payment pursuant to the Offer, whether or not such shares are registered in the name of Sub or any of its Affiliates as of the Effective Time) or by any Subsidiary of the Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)        Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)        Dissenters’ Rights. No dissenters’ or appraisal rights or rights of an objecting stockholder shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 3.02     Adjustment to Merger Consideration. Notwithstanding any other provisions of this Agreement to the contrary, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof;

provided, that (i) nothing in this Section 3.02 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) share repurchases and grants of equity compensation solely to the extent expressly permitted by the terms of this Agreement, shall not result in any adjustment to the Offer Price.

Section 3.03     Exchange Fund.

(a)        Paying Agent.  At or prior to the Effective Time, Sub shall deposit, and Parent shall cause Sub to deposit, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b)        Certificate Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Sub shall, and Parent shall cause Sub to, cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall be canceled as promptly as reasonably practicable. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c)        No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving

Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d)        Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is six (6) months after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation (or its designee), upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e)        No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)         Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Sub; provided,  however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding five billion dollars ($5,000,000,000) (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation (or its designee). Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option to receive the holder’s Option Amount, in each case as provided herein.

(g)        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sub, the providing of an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h)        Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Sub, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.04 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary) and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or any holder of a Company Stock Option) such amounts as Sub, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.04 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary) or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Sub, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.04 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary) or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Stock Option, as the case may be, in respect of which such deduction and withholding was made.

Section 3.04     Company Stock Options. Prior to the expiration of the Offer, the Company Board (or, if appropriate, any committee administering the Company Incentive Plan) shall adopt such resolutions and take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (collectively, all amounts payable pursuant to this Section 3.04, the “Option Amounts”). The payment of all Option Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 3.03(h). As soon as practicable following the Effective Time, but in any event no later than fifteen (15) calendar days following the Effective Time, the Surviving Corporation shall make by a payroll payment through the Surviving Corporation’s payroll provider, subject to Section 3.03(h), the Option Amounts to the applicable holders thereof.

ARTICLE IV

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, after January 1, 2018 and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), the relevance of which disclosure is reasonably apparent in the Filed SEC Documents and other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but it being understood that this clause (i) shall not be applicable to Section 4.01,  Section 4.03,  Section 4.04,  Section 4.21,  Section 4.22,  Section 4.23 and Section 4.24, or (ii) subject to Section 10.03(h), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

Section 4.01     Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the charter of the Company (the “Company Charter”) and the Bylaws of the Company (the “Company Bylaws”), in each case as in effect on the date of this Agreement, are included in the Filed SEC Documents.

Section 4.02     Subsidiaries.  Section 4.02 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, deeds of trust, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii)  obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 4.03     Capital Structure.

(a)        The authorized capital stock of the Company consists of 72,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on March 8, 2019 (the “Measurement Time”), (i) 34,528,289 shares of Company Common Stock were issued and outstanding, (ii) 1,458,334 shares of Company Common Stock were reserved and available for issuance pursuant to the Osiris Therapeutics, Inc. Amended and Restated 2006 Omnibus Plan, as amended (the “Company Incentive Plan”), and pursuant to such Company Incentive Plan, 590,751 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, together with any options granted thereunder after the Measurement Time, the “Company Stock Options”), and (iii) no shares of Company Preferred Stock were outstanding. Except as set forth above, as of the Measurement Time, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. Section 4.03(a) of the Company Disclosure Letter sets forth each Company Stock Option outstanding as of the Measurement Time, including (to the extent applicable) the Company Incentive Plan under which such Company Stock Option was granted, and the price at which such Company Stock Option may be exercised and whether such Company Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Since the Measurement Time, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Stock Options), other than issuances of shares of Company Common Stock pursuant to Company Stock Options outstanding as of the Measurement Time, and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock.

(b)        All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Measurement Time, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract, agreement, arrangement or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Time, none of the foregoing has been issued, agreed or entered into. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Incentive Plan.

(c)        The Company does not have any stockholder rights or similar plan in effect.

Section 4.04     Authority; Recommendation.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the filing with and acceptance for record by the Department of the Articles of Merger as required by the MGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)        The Company Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger (such approval having been made in accordance with the MGCL, including for purposes of Sections 3-106.1 and 2-419 thereof), (iii) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock to Sub pursuant to the Offer and (iv) resolving that the Merger shall be effected under Section 3-106.1 of the MGCL and that the Merger shall be consummated as promptly as possible following the Acceptance Time (such recommendations, the “Recommendation” and such actions by the Company Board, the “Board Actions”). The resolutions of the Company Board containing such Recommendation and Board Actions and all other resolutions of the Company Board and of any committee of the Company Board relating to the Agreement, the Offer and the Merger are substantially in the form previously made available to Parent.

Section 4.05     Non-Contravention. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent or Sub), any provision of (a) the Company Charter, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any written contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement, with respect to which there are continuing rights, liabilities or obligations (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii)  any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any Governmental Authority, whether or not inside, outside, including or excluding the United States, United Kingdom or any other country (“Law”) or any judgment, order or decree of any Governmental Authority, whether or not inside, outside, including or excluding the United States, United Kingdom or any other country (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial or local, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, department, commission or authority, or other political subdivision of any country, state or group of countries (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust, foreign investment or similar Law of any jurisdiction (collectively, the “Non-U.S. Merger Control Laws”), (B) the filing with the SEC of the Offer Documents, the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Articles of Merger with the Department, (D) any filings or notices required under the rules and regulations of NASDAQ, the New York Stock Exchange or the London Stock Exchange and (E) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06     SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)        The Company has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act since January 1, 2018 (the “SEC Documents”). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of the Company, as of the date of this Agreement, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)        Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(c)        Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A)  were incurred since the date of such balance sheet in the Ordinary Course of Business, (B)  are incurred in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement, or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)        Internal Controls.

(i)         The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2016, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (x) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company who have (or had) a significant role in the Company’s internal controls.

(ii)        The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange

Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iii)       Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e)        Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

Section 4.07     Absence of Certain Changes or Events. Between January 1, 2018 and the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects only in the Ordinary Course of Business and there has not been:

(a)        any change, effect, event, occurrence or fact that has had or would reasonably be expected to have a Material Adverse Effect;

(b)        any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) in respect of, any capital stock of the Company;

(c)        any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(d)        any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (w) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (x) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Stock Options, and (y) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards;

(e)        any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (x) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (y) by Law, including Regulation S- X under the Securities Act;

(f)         with respect to the Company or any of its Subsidiaries, any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), any material amendment with respect to any material Tax Return, any settlement or compromise of any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents), any surrender of any right to claim a material Tax refund, any change to an annual accounting period for Tax purposes, or any change of any material accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business; or

(g)        the commencement of any new line of business.

In addition, between January 1, 2018 and the date of this Agreement, except as required by applicable Law or the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, set forth in the Company Disclosure Letter and in effect as of January 1, 2018, there has not been (A) any granting to any director or member of the Company Executive Team of any increase in compensation (except in the Ordinary Course of Business), (B) any granting to any director or member of the Company Executive Team of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of an increase in compensation in the Ordinary Course of Business), (C)  any entry by the Company or its Subsidiaries into any employment, consulting, severance, retention or termination agreement or arrangement with any director, officer or other employee,

(D)  any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, or (E) any acting to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement.

Section 4.08     Litigation. There is no suit, claim (or counterclaim), litigation, action, charge, complaint, arbitration, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  There is no material Litigation pending or contemplated on behalf of the Company or any of its Subsidiaries against a Third Party. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.09     Contracts.

(a)        Except for this Agreement and for Contracts filed as exhibits to the Filed SEC Documents and for Real Property Leases, Section 4.09 of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement:

(i)         each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)        each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $200,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;

(iii)       each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $200,000 over the remaining term of such Contract, except for

(x)  Company Benefit Plans or Company Benefit Agreements entered into in the Ordinary Course of Business or (y) any Contract that may be canceled, without any material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of ninety (90) days or less;

(iv)       each Contract to which the Company or any of its Subsidiaries is a party entered into since January 1, 2016 or with respect to which the Company or any if its Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $200,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business;

(v)        each Contract of the Company or any of its Subsidiaries that (A) includes a grant by the Company or any of its Subsidiaries of a right of exclusivity, right of first offer, right of first refusal or similar right with respect to any business or geographic region (“Exclusive Rights”); or (B) contains any provision or covenant limiting in any way the ability of the Company or any of its Affiliates (or, after the Merger Closing, that purports to limit the ability of Parent or any of its Affiliates) to (1) compete with any business or in any geographical area or to solicit customers or to engage in any line of business, (2) obtain products or services from any Person or (3) set prices and terms for the provision, sale, lease or license of its products, services or technologies with any Person, in the case of clause (3), except for the prices and terms expressly set forth therein with respect to the products, services or technologies provided, sold, leased or licensed thereunder (“Company Noncompete Restrictions”);

(vi)       each Contract (A) with any sole-source suppliers of material products or services or (B) that includes any “most favored nations” terms and conditions, any minimum purchase or sale, “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier;

(vii)      each Contract (other than any Company Benefit Plan or Company Benefit Agreement) pursuant to which the Company or any of its Subsidiaries has continuing obligations to pay (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in each case in excess of $100,000 of future payments in the aggregate or (B) royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case in excess of $100,000 of future payments in the aggregate;

(viii)     each Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration in excess of $100,000, or (C) that would otherwise limit in any material respect the operation of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Merger Closing) as currently operated;

(ix)       each Contract to which the Company or any of its Subsidiaries is a party: (1) primarily involving the licensing or sublicensing of Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, or (2) pursuant to which (A) the Company or any of its Subsidiaries licenses to any Third Party any material Company Owned Intellectual Property (other than any non-exclusive outbound license entered into in the Ordinary Course of Business) or (B) any Intellectual Property that is material to the business of the Company as currently conducted is licensed to the Company (except for off-the-shelf licenses of commercially available software for less than $100,000 on an annual basis), but excluding in each case (of clauses “(A)” and “(B)”) any standard non-disclosure, confidentiality and consulting agreements;

(x)        each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any tangible assets of the Company or any of its Subsidiaries, taken as a whole; and

(xi)       each Contract of the Company or any of its Subsidiaries that relates to a material partnership, joint venture, strategic alliance, research and development project or similar arrangement with respect to any Company Product, but excluding any standard non-disclosure, confidentiality and consulting agreements.

Each Contract set forth on Section 4.09 of the Company Disclosure Letter or required to be set forth thereon (but subject to the last sentence of Section 4.09(b)) is referred to herein as a “Specified Contract.”

(b)        As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Specified Contract. Each of the Specified Contracts and each Government Contract (if any) is, (i) in all material respects, valid and binding on the Company or the Subsidiary of the Company party thereto and (ii) to the Knowledge of the Company, each other party thereto and is in full force and effect. There is no material breach or material default under any Specified Contract or any Government Contract (if any) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.

Section 4.10     Compliance with Laws.

(a)        Each of the Company and each of its Subsidiaries is, and has at all times in the three (3) years prior to the date of this Agreement been, in material compliance with all Laws, including all Health Care Laws, applicable and material to its business or operations. Each of the Company and each of its Subsidiaries has in effect and is in compliance with all approvals, clearances, authorizations, certifications, representations, registrations, licenses, exemptions, permits, variances, orders and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of or noncompliance with which would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)        Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or alleged violation of, or failure to comply with, any Law, including any Health Care Law, applicable to the Company or by which any properties or assets owned or used by the Company are bound or affected. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to a Litigation or investigation for non-compliance with any applicable Laws, including Health Care Laws. To the Knowledge of the Company, the Company’s personnel have not been subject to an investigation or proceeding by a Governmental Authority for a violation of any applicable Laws, including Health Care Laws, and have not received any written notice regarding any actual or alleged violation thereof.

(c)        Neither the Company nor any of its Subsidiaries, its officers or directors, nor, to the Knowledge of the Company, any of its employees or any agent currently acting on behalf of or for the benefit thereof, have been (i) convicted of or, to the Knowledge of the Company, investigated for or charged with, a Medicare, Medicaid or federal or state health care program related offense, (ii) convicted of or, to the Knowledge of the Company, investigated for or charged with a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, (iii) debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. §1320a-7b(f) (a “Federal Health Care Program”), or (iv) subject to any order of, or criminal or civil fine or penalty imposed by, any Governmental Authority. The Company has not contracted with (by employment or otherwise) any person that the Company knows has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or that the Company knows is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. No exclusion, suspension, or debarment Litigation is pending against the Company or any of its officers, directors, or, to the Knowledge of the Company, any of its employees or agent currently acting on its behalf or for its benefit. To the Knowledge of the Company, no exclusion, suspension, or debarment Litigation has been threatened, against either the Company, or any of the Company’s respective officers, directors, employees or agents acting on its behalf or for its benefit.

(d)        Since January 1, 2016, the Company has maintained in all material respects all records required to be maintained by applicable Health Care Laws. Since January 1, 2016, the Company has not been sanctioned as not being in compliance in all material respects with any Health Care Laws nor has been convicted of or charged with any violation of any of the Health Care Laws, including those relating to improper billing, improper referrals, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation or abuse. The Company has not since January 1, 2016 received any written (or, to the Knowledge of the Company, oral) notice or other communication from any Governmental Authority to the effect that it or any activity conducted by the Company is not in compliance in all material respects with any Health Care Laws. The Company is currently not a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the Department of Health and Human Services or similar agreement or order of any other Governmental Authority.

(e)        The Company maintains a code of conduct, a true and correct copy of which have been provided to Parent. The Company is, and since January 1, 2016, has been, in material compliance with its code of conduct, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)         To the Company’s Knowledge, the Company is, and has at all times during the three (3) years prior to the date of this Agreement been, in compliance in all material respects with all applicable Health Care Laws regarding the collection, use and protection of Protected Health Information, and, since the three (3) years prior to the date of this Agreement, the Company has implemented and maintained commercially reasonable administrative, technical and physical safeguards designed to protect Protected Health Information maintained, used or disclosed by the Company against unauthorized access or acquisition that would otherwise constitute a Breach (as such term is defined under HIPAA) or in any other manner that constitutes a material violation of applicable Health Care Laws. Since the three (3) years prior to the date of this Agreement, the Company has maintained administrative, physical and technical safeguards consistent with normal industry practice and in accordance with HIPAA designed to protect Protected Health Information from unauthorized uses and disclosures. Since January 1, 2016, the Company has not experienced a breach of “unsecured protected health information” (as defined in HIPAA) reportable to a Government Authority under applicable Health Care Laws in connection with the Company’s business and operations. There is no Litigation or investigation pending or, to the Knowledge of the Company, threatened against the Company relating to the collection, use, disclosure or maintenance of Protected Health Information.

(g)        Section 4.10(g) of the Company Disclosure Letter includes, as of the date this Agreement, a true and complete list of any “business associate agreements” (as such term is described under HIPAA) to which the Company or any of its Affiliates is a party.

Section 4.11     Labor and Employment Matters.

(a)        Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as contemplated by this Agreement, to the Knowledge of the Company, no director or member of the Company Executive Team, has any present intention to terminate his, her, or their employment with the Company or any of its Subsidiaries.

(b)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including to the extent applicable, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination laws.  As of the date of this Agreement, (i) there are no material charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries or, to the Company’s Knowledge, otherwise threatened against the Company or any of its Subsidiaries, and (ii) to the Company’s Knowledge, no material written complaints relating to employment practices of the Company or any of its Subsidiaries have been made to any Governmental Authority or submitted to the Company or any of its Subsidiaries.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or any of its Subsidiaries is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Benefit Plan purposes) and (ii) neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(d)        Within the past three (3) years, neither the Company nor any of its Subsidiaries have implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law, and no such action will be implemented without advance notice and consent of Parent.

Section 4.12     Employee Benefit Matters.

(a)        Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)        The Company has made available to Parent true and complete copies of (to the extent applicable) (A) each material Company Benefit Plan and each material Company Benefit Agreement (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (B) the two most recent annual report on Form 5500 filed with the Internal Revenue Service or similar report required to be filed with any Governmental Authority, in each case with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (C) each trust agreement and group annuity contract or other material contract relating to any material Company Benefit Plan, (D) the most recent actuarial reports (if applicable) for each Company Benefit Plan and (E) the most recent summary plan description, if any, required under ERISA with respect to each material Company Benefit Plan and material Company Benefit Agreement.

(c)        Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. laws) has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Authority), and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or Tax-exempt status or the imposition of any material penalty or Tax liability.

(d)        Section 4.12(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Benefit Plan that provides health or welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). Each such U.S. plan is amendable and terminable unilaterally by the Company at any time without material liability or expense to the Company and its Subsidiaries, taken as a whole, as a result thereof other than claims incurred prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan. Each Company Benefit Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “2010 Health Care Law”), to the extent applicable, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The operation of each Company Benefit Plan will not result in the incurrence of any penalty to the Company, Parent or any of their respective Subsidiaries pursuant to the 2010 Health Care Law, to the extent applicable that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e)        Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company, during the immediately preceding six

(6) years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (“ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). The PBGC has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any Company Benefit Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

(f)         Except as would not, individually or in the aggregate, reasonably be expected to result in material liability in respect of any Company Benefit Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate make, or was required to make, contributions during the past six (6) years: (i) there does not now exist, nor do any circumstances exist on the date of this Agreement that could reasonably be expected to result in any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) the fair market value of the assets of any such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30 day notice requirement has not been waived has occurred, and the consummation of the Merger will not result in the occurrence of any such reportable event; and (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate.

(g)        Except as would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect, the Compensation Committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (the “Compensation Committee”) has taken all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or before the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

(h)        None of the Company, its Subsidiaries or any ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

(i)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Benefit Plans or Company Benefit Agreement (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Benefit Plans, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to the Company Benefit Plans, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(j)         Each Company Benefit Plan and Company Benefit Agreement that is subject to Section 409A of the Code has operated in material compliance with such sections and all applicable regulatory guidance, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)        The consummation of the Offer or the Merger (either alone or together with any other event) will not, in respect of any employee, individual independent contractor, officer or director of the Company or any of its Subsidiaries (whether current, former or retired), except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) cause any payment or benefit to become due or payable, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount that could be received (whether in cash or property or the vesting of property) to not be deductible by reason of Section 280G of the Code or be subject to an excise Tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(l)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to comply with Section 4980B of the Code or any similar Law.

(m)       None of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Company Benefit Plan or material Company Benefit Agreement or to modify or change in any material way any existing material Company Benefit Plan or material Company Benefit Agreement other than those amendments or modifications required by Law.

(n)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Benefit Plan and Company Benefit Agreement, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP.

(o)        The term “Company Benefit Agreement” means each employment, consulting, indemnification, change in control, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand (but excluding any Company Benefit Plans) pursuant to which the Company or any of its Subsidiaries has any continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity- based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any ERISA Affiliate of the Company as of the date of this Agreement, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 4.13     Taxes.

(a)        The Company and each of its Subsidiaries has duly and timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by it with the appropriate Governmental Authority and all such Tax Returns are true, complete and correct in all material respects.

(b)        The Company and each of its Subsidiaries has: (i) duly and timely paid all material Taxes due and payable by it other than such Taxes that are being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been established in accordance with GAAP in the financial statements contained in the Filed SEC Documents; and (ii) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority all such withheld Taxes and other amounts required by applicable Laws to be remitted by it.

(c)        No deficiencies for any material Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid. No audit, action, investigation examination, suit or other proceeding is pending or is being threatened in writing with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d)        The charges, accruals, and reserves for Taxes reflected on the financial statements contained in the Filed SEC Documents (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes of the Company and each of its Subsidiaries accruing through the date of such financial statements contained in the Filed SEC Documents.

(e)        There are no material Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(f)         Neither the Company nor any of its Subsidiaries is, or to the Knowledge of the Company has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(g)        No private letter rulings, technical advice memoranda, closing agreement, or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that are binding on such entity.

(h)        There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material Taxes.

(i)         None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date of this Agreement.

(j)         Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the regulations promulgated thereunder.

Section 4.14     Real Property.

(a)        Neither the Company nor any Subsidiary owns, and in the three (3) years prior to the date of this Agreement has not owned, any real property.

(b)        Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases, licenses or other occupancy agreements under which the Company or any of its Subsidiaries leases or otherwise occupies real property (together, with all amendments, extensions, renewals and guaranties relating thereto, the “Real Property Leases”) and the address of the real property granted under each of the Real Property Leases (individually, a “Leased Real Property”). The Company or a Subsidiary of the Company has a good and valid leasehold estate, or other occupancy interest, in each Leased Real Property, free and clear of all Liens and defects in title, except for Permitted Liens; all Real Property Leases and each Real Property Sublease are, in all material respects, valid and binding on the Company or the Subsidiary of the Company party thereto and, to the

Knowledge of the Company, each other party thereto, and is, in all material respects, in full force and effect. Neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement. Neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any termination. Prior to the date of this Agreement, true, correct and complete copies of the Real Property Leases and Real Property Subleases have been delivered to Parent. All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company and its Subsidiaries in the conduct of the business are included in the Leased Real Property.

(c)        Section 4.14(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”).

Section 4.15     Intellectual Property.

(a)        Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all issued or registered Intellectual Property or applications for issuance or registration of any Intellectual Property owned by the Company or its Subsidiaries (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date) (the “Company Registered Intellectual Property”). The Company or one of its Subsidiaries: (i) is, to the Knowledge of the Company, the sole and exclusive owner of all right, title and interest in and to, or has the valid and enforceable right to use, all Intellectual Property used by the Company or its Subsidiaries in, or necessary for, the conduct of the business of the Company or any of its Subsidiaries as currently conducted and (ii) is the sole and exclusive owner of all right, title and interest in and to the trademarks and service marks set forth on Section 4.15(a) of the Company Disclosure Letter (all of the foregoing Intellectual Property described in clause (i) and (ii), collectively the “Company Intellectual Property”), other than immaterial Intellectual Property. All of the Company Registered Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as currently conducted is subsisting, and in full force and effect and, to the Knowledge of the Company, valid and enforceable. None of the Company Registered Intellectual Property has (x) expired, been canceled or been abandoned or (y) been held invalid or unenforceable by a court or other tribunal of competent jurisdiction, except in each case (of (x) and (y)) to the extent the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to Patents and non-provisional patent applications included in the Company Registered Intellectual Property, to the Knowledge of the Company there is no material prior art, prior use, prior sale or other novelty defeating acts that were not submitted to relevant Governmental Authorities that applicable law would require to be submitted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is: (A) pursuing the prosecution in a commercially reasonable manner of all Patent applications it has filed; and (B) diligently preparing to file Patent application for all inventions in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the transactions contemplated by this Agreement will not impair the right, title, or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property that is either owned by, or licensed to, the Company or any of its Subsidiaries. Upon the Merger Closing Date, all of the material Company Intellectual Property that is either owned by, or licensed to, the Company or any of its Subsidiaries will be owned or available for use by the Company and its Subsidiaries on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Merger Closing Date.

(b)        All Company Intellectual Property that is owned by the Company or its Subsidiaries (“Company Owned Intellectual Property”) and all material Company Intellectual Property that is (i) exclusively licensed by a Third Party to the Company and (ii) directed to the Company Products, is free and clear of all Liens (except for Permitted Liens or licenses granted to or by the Company or its Subsidiaries).

(c)        No claims or other suits, actions or proceedings are pending or threatened in writing against the Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person in any material respect, or (ii) that contest the validity, use, ownership or enforceability of any of the material Company Owned Intellectual Property, in each case (of clauses (i) and (ii)) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company Registered Intellectual Property has been or is the subject to any pending, or to the Knowledge of the Company, threatened, interference, opposition, post-grant review, reissue, reexamination, or other similar proceeding, in which the scope, validity, enforceability, or ownership of such Company Registered Intellectual Property is being or has been contested or challenged. Neither the Company’s nor any of its Subsidiaries’ use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, including the research, development and manufacture of the Company Products by or on behalf of the Company prior to the date of this Agreement, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other person in any material respect. To the Knowledge of the Company, no person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property in any material respect.

(d)        All inventors of inventions within the Company Owned Intellectual Property have assigned or have a contractual obligation to assign their entire right, title and interest in and to such inventions and the corresponding Intellectual Property to their respective employers.

(e)        The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Company Owned Intellectual Property, including the secrecy and confidentiality of its material Trade Secrets.

(f)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since January 1, 2016, the Company and each of its Subsidiaries is, and has been, in compliance in all material respects with the Company’s posted privacy policies and all other related Company notices, policies and programs and all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer, disposal, disclosure or processing of any personally identifiable information (“Personal Information”), (ii) since January 1, 2018, to the Knowledge of the Company, no person has gained material unauthorized access to or made any material unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has been required to notify any Governmental Authority, and (iii) since January 1, 2016, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Company’s and its Subsidiaries’ collection or use of Personal Information. The Company and its Subsidiaries have commercially reasonable security measures in place designed to protect Personal Information stored in their computer systems against unlawful access, disclosure or use by any Third Party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement do not violate the Company’s posted privacy policies as they currently exist or as they existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and, upon the Merger Closing Date, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Merger Closing Date.

(g)        To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2016, all third-party software material to the conduct of the business of the Company and its Subsidiaries as currently conducted: (i) performs in material conformance with its documentation, (ii) to the Knowledge of the Company, (1) is free from any material software defect, and (2) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

Section 4.16     Environmental Matters.

(a)        Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and each of its Subsidiaries is, and has for the past three (3) years been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and each of its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (D) none of the Company or any of its Subsidiaries has Released, or exposed any person to, any Hazardous Materials and no Hazardous Materials generated or transported by the Company or any of its Subsidiaries (or by a Third Party on behalf of the Company) have been Released at any location and (E) to the knowledge of the Company, no Hazardous Materials have been Released at, on, under or from any of the Leased Real Property. Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials and other environmental matters.

(b)        The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging liability arising out of the Release of or exposure to any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means any materials or wastes that are listed or defined as hazardous substances, medical waste, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import or serve as the basis of liability under any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

Section 4.17     Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.18     Regulatory Matters.

(a)        At all times since January 1, 2016, (i) the Company has developed, tested, manufactured, labeled, marketed, promoted and stored, as applicable, each of the Company Products, and, (ii) to the Company’s Knowledge, all Company vendors have marketed and promoted each of the Company Products, in compliance with the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”), Public Health Service Act of 1944, as amended (“PHSA”), and, to the Knowledge of the Company, comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or other communication from the FDA or any other Governmental Authority alleging any violation of any Law with respect to such activities or any FDA “warning letters” with respect to any Company Product or any manufacturing, promotional, marketing or distribution processes or procedures. There are no existing conditions at the Company or any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, at any contract manufacturer with respect to any Company Product, that would result in a Governmental Authority shutdown or import or export prohibition, Form FDA 483 or other written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes with respect to any Company Product including the design, manufacture or distribution of Company Products, or the way in which the Company Products are marketed or promoted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All deficiencies and non-conformities discovered during internal and external audits and inspections have been corrected and resolved in all material respects.

(b)        Since January 1, 2016, the Company does not and has not marketed Company Products using verbiage prohibited by Law, outside of the scope of indications, or for indications other than those permitted by the Law or by policy or guidance of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the three (3) years prior to the date of this Agreement, none of the Company nor any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any contract manufacturer with respect to any Company Product, has received any notices, information request letters, correspondence, orders or other communications from the FDA or any other Governmental Authority issuing, requiring or causing any recall, seizure, detention, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice relating to an alleged lack of safety or efficacy of or manufacturing deficiencies of any Company Product, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company nor any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any contract manufacturer with respect to any Company Product, has taken any such action voluntarily. To the Company’s Knowledge, there have been no Serious Injuries or MDR Reportable Events associated with the use (including in clinical trials) of any Company Product that have not been reported to the FDA or any other applicable Governmental Authority in accordance with an applicable Law.

(c)         All preclinical studies and clinical trials conducted by or on behalf of the Company or any of its Subsidiaries have been conducted in material compliance with all applicable material Laws, including submission of all required applications (e.g., Investigational New Drug Application). As of the date of this Agreement, no clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons. As of the date of this Agreement, neither the FDA nor any other applicable Governmental Authority, clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has commenced, or, to the Knowledge of the Company as of the date of this Agreement, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical investigation conducted by or on behalf of the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened actions or proceedings by the FDA or any other Governmental Authority seeking to (or that would reasonably be expected to) prohibit or impede the sale of any Company Product into any market. The Company has made available to Parent accurate and complete copies of the material reports and material correspondence with Governmental Authorities with respect to preclinical and clinical trials, studies or tests conducted by or on behalf of the Company or any of its Subsidiaries, or with respect to any Company Product, that are listed in Section 4.18(c) of the Company Disclosure Letter and as of the date of this Agreement, there are no other such reports or correspondence with Governmental Authorities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)        To the Knowledge of the Company as of the date of this Agreement, none of the Company nor any of its Subsidiaries or any contract manufacturer with respect to any Company Product, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any Laws. None of the Company nor any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any of their respective officers or key employees, or any contract manufacturer with respect to any Company Product, has been convicted of any crime that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or any similar applicable Law. There is no pending legal proceeding (or to the Knowledge of the Company as of the date of this Agreement, threatened legal proceeding) against the Company or any of its Subsidiaries, or any of their respective officers or key employees, or, to the Knowledge of the Company as of the date of this Agreement, any contract manufacturer with respect to any Company Product, that would reasonably be expected to result in such a material debarment.

(e)        None of the Company nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Authority, and, to the Knowledge of the Company as of the date of this Agreement, no such action is pending.

Section 4.19     Affiliate Transactions. During the three (3) years prior to the date of this Agreement, there have not been any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Filed SEC Documents filed prior to the date of this Agreement.

Section 4.20     Certain Business Practices. During the three (3) years prior to the date of this Agreement, (i) neither the Company nor any of its Subsidiaries (nor to the Company’s Knowledge any of their respective officers, directors or employees) (a) has made, agreed to make, or authorized the making of any contribution, payment, gift or entertainment to, or accepted, agreed to accept, or authorized the acceptance of any contribution, payment, gift or entertainment from, any public official, political party, candidate for public office, or any other person in violation of any applicable anti-corruption Law; (ii) there has not been any Litigation, allegations, or inquiries pending or, to the Company’s Knowledge as of the date of this Agreement, overtly threatened against the Company or any of its Subsidiaries concerning violations of any applicable anti-corruption Law; and (iii) neither the Company nor any of its Subsidiaries has conducted any internal investigation or made any voluntary or involuntary disclosure concerning any alleged violation of any applicable anti-corruption Law. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with any applicable anti-corruption Law.

Section 4.21     Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer

Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.22     Takeover Statute. Assuming the accuracy of the representations and warranties in Section 5.08, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (including Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL) enacted under any applicable Law (each, a “Takeover Statute”) is applicable to this Agreement, the Support Agreement or the transactions contemplated hereby or by the Support Agreement.

Section 4.23     Sanction Laws. Since January 1, 2016, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries has been in violation of any applicable Sanctions; (ii) there has not been any Litigation or allegations pending or overtly threatened against the Company or any of its Subsidiaries concerning any violation of any applicable Sanctions; and (iii) neither the Company nor any of its Subsidiaries has conducted any internal investigation or has made any voluntary or involuntary disclosure concerning any alleged violation of Sanctions. Neither the Company, its Subsidiaries nor any director or officer of the Company or its Subsidiaries, is a Sanctioned Person. To the Company’s Knowledge as of the date of this Agreement, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company. To the Company’s Knowledge, since January 1, 2016, neither the Company nor any of its Subsidiaries, directly or indirectly, has had any transactions with or investments in any Sanctioned Person or Sanctioned Country in a manner that would violate applicable Sanctions. To the Company’s Knowledge, no set of facts exists that would constitute valid grounds for a Governmental Authority’s assertion of a material violation of Sanctions against the Company or any of its Subsidiaries.

Section 4.24     Brokers and Other Advisors. With the exception of the engagement of Cantor Fitzgerald & Co., neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Offer, the Merger or the related transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of Cantor Fitzgerald & Co. related to the Merger, the Offer and the other transactions contemplated hereby.

Section 4.25     Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”) of Cantor Fitzgerald & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Offer Price and the Merger Consideration (as applicable) to be received by the holders of shares of Company Common Stock in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01     Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 5.02     Authority. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger.  The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Offer and the Merger, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including any stockholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.03     Non-Contravention. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (a) the organizational documents of Parent or the charter or bylaws of Sub or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) any Law or Judgment, in each case applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under each Non-

U.S. Merger Control Law, (B) the filing with the SEC of the Offer Documents, the

Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Articles of Merger with the Department, (D) any filings or notices required under the rules and regulations of NASDAQ, the New York Stock Exchange or the London Stock Exchange and (E) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04     Funding. Sub will have, as of the Offer Closing and the Effective Time, sufficient cash available, directly or through one or more Affiliates, to pay all amounts to be paid by Sub in connection with this Agreement, including the payment of the aggregate Merger Consideration.

Section 5.05     Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06     Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.07     Operation of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

Section 5.08     Ownership of Company Common Stock. None of Parent or Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) as of the date of this Agreement, or will prior to the Merger Closing Date (other than pursuant to the transactions contemplated hereby), beneficially own any shares of Company Common Stock.

Section 5.09     Brokers and Other Advisors. With the exception of the engagement of Lazard Freres & Co. LLC, none of Parent nor the Sub, nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Offer, the Merger or the related transactions contemplated by this Agreement.

Section 5.10     Investigation by Parent. Parent has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company, its Subsidiaries and their respective businesses. Parent acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV (and other than in the case of fraud), neither the Company nor any of its Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in Article IV, neither the Company nor any of its Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets of future results or future financial condition relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any material, documents or information relating to the Company, its Subsidiaries or their respective businesses made available to Parent or its Representatives in any “data room” or otherwise.

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01     Conduct of Business.

(a)        Except as set forth in Section 6.01 of the Company Disclosure Letter, as expressly provided by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the Ordinary Course of Business, (y) use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with key employees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries and (z) comply in all material respects with applicable Law, in each case in a manner consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required or permitted by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)         declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or set any record date therefor, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii)        split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii)       repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Stock Options, and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards;

(iv)       issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of awards under the Company Incentive Plan outstanding on the date of this Agreement in accordance with their present terms, and (B) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement and made available to Parent prior to the date of this Agreement;

(v)        amend the Company Charter or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise;

(vi)       acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, real property, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the Ordinary Course of Business (it being understood and agreed that the acquisition of all or substantially all of the assets of any person or of a business or division of any person is not in the Ordinary Course of Business);

(vii)      sell, lease, license, abandon or otherwise dispose of any of, or omit to take any action necessary to renew (in the case of a real property lease), its properties or assets (including capital stock of any Subsidiary of the Company), other than sales or other dispositions of (x) inventory in the Ordinary Course of Business or (y) assets that are no longer used or useful in the operations of the Company or any of its Subsidiaries;

(viii)      (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the Ordinary Course of Business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) and in no event in excess of $150,000 in the aggregate and (2) intercompany Indebtedness, or (B) make any loans or capital contributions to, or investments in, any other person, other than to any Subsidiary of the Company;

(ix)       except (A) as required by applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement and made available to Parent prior to the date of this Agreement, or (C) as otherwise expressly permitted by this Agreement, (1) increase the compensation, severance or other benefits payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, (2) establish, adopt, enter into, amend or modify in any way any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, (3) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, (4) grant, amend or modify any equity or equity-based awards, or (5) hire any officer, employee, independent contractor or consultant, other than in the Ordinary Course of Business with respect to any such person who (x) has annual base compensation of less than $125,000, (y) is not the Vice President of Operations, a Compliance Manager or a Senior IT Professional and (z) is not a member of the Company Executive Team;

(x)        settle any claim or Litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (A) the settlement of claims or Litigation in the Ordinary Course of Business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $200,000 and (B) the settlement of claims or Litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved; provided,  however, that the foregoing clauses (A) and (B) shall not permit the Company or any of its Subsidiaries to settle any claim or Litigation (x) that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries, involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any license, cross license or similar arrangement with respect to Intellectual Property or (y) for which such settlement is not permitted pursuant to Section 7.02(e).

(xi)       make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S- X under the Securities Act;

(xii)      adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(xiii)     make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability, request any rulings from or enter into any closing agreement with any Governmental Authority, surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, or change any material accounting method for Tax purposes;

(xiv)     make any capital expenditures, other than (x) in accordance with the capital expenditure budget set forth on Section 6.01(a)(xiv) of the Company Disclosure Letter or (y) in excess of $50,000 individually or $150,000 in the aggregate for all such capital expenditures;

(xv)      make any investments or material changes with respect to the Company’s manufacturing process;

(xvi)      (A) terminate, amend, modify, extend or fail to exercise any renewal option, or waive rights or claims under any Specified Contract, any Contract referred to in clause (y) below, or any Contract entered into on or after the date of this Agreement that would have been considered a Specified Contract, or a Contract referred to in clause (y) below if it had been entered into prior to the date of this Agreement (“New Specified Contracts”), in each case, in any material manner or in any manner that would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger, or (B) enter into (x) any New Specified Contract other than in the Ordinary Course of Business (provided that in no event shall the Company or its Subsidiaries enter into any Contracts containing Company Noncompete Restrictions or granting Exclusive Rights), (y) any Contract that provides for the lease, sublease or purchase of real property or (z) any Contract that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to or would give rise to any material rights (including termination rights) of such other party or parties in connection with the consummation of the Offer or the Merger (including in combination with any other event or circumstance) or any subsequent change in control of the Company or any of its Subsidiaries;

(xvii)    enter into any Government Contract;

(xviii)   commence any new line of business; or

(xix)     authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i) – (xviii).

(b)        Control of the Company.  Nothing contained herein shall give to Parent or Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 6.02     Solicitation; Takeover Proposals; Change of Recommendation.

(a)        No Solicitation.  From the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause its Affiliates and its and their respective directors, officers, employees and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries to any person or group (or any Representative thereof, in its capacity as such) who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal or (iv) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement relating thereto, (v) otherwise cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations or (vi) resolve or agree to do any of the foregoing; provided, however, that ministerial acts, such as answering unsolicited phone calls, shall not be deemed to “facilitate” for purposes of, or otherwise to constitute a breach of, this Section 6.02(a).  Subject to Section 6.02(c), the Company shall, and shall cause its Affiliates and its and their respective Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) immediately terminate access by any Third Party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (C) promptly, and in any event within two (2) days following the date of this Agreement, request the prompt return or destruction of any non-public information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed. Any violations of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.02 by the Company.

(b)        Certain Definitions.

(i)         The term “Takeover Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal, whether or not in writing (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent or Sub), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by this Agreement, with a person or group relating to (x) the issuance to such person or group or acquisition by such person or group of at least fifteen percent (15%) of the equity interests in the Company or (y) the acquisition by such person or group of at least fifteen percent (15%) of the consolidated assets of the Company (including indirectly through ownership of equity in Subsidiaries of the Company) and the Subsidiaries of the Company, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

(ii)        Wherever the term “group” is used in this Section 6.02, it is used as defined in Rule 13d-5 under the Exchange Act.

(iii)       The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (a) more than fifty percent (50%) of the outstanding shares of Company Common Stock or (b) all or substantially all of the consolidated assets of the Company and its Subsidiaries, in either case which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(g)).

(iv)       The term “Intervening Event” means a change, effect, event, occurrence or fact that materially affects the Company and its Subsidiaries, taken as a whole (other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement, which change, effect, event, occurrence or fact becomes known to the Company Board prior to the consummation of the Offer.

(c)        Response to Takeover Proposals.  Notwithstanding anything to the contrary contained in Section 6.02(a), if at any time following the date of this Agreement and prior to the Offer Closing the Company has received a bona fide, written Takeover Proposal from a Third Party that did not result from a material breach of this Section 6.02, (i) the Company and its Representatives may contact the person proposing such Takeover Proposal or the Representatives of such person solely to clarify the terms and conditions thereof and (ii) if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and the failure to take the following actions is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (A)  enter into an Acceptable Confidentiality Agreement with the person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to the Company and its Subsidiaries to such person pursuant to such Acceptable Confidentiality Agreement, provided, that the Company shall provide to Parent, prior to or concurrently with its provision to such person, any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided to Parent, or (B) engage in discussions or negotiations with the person making such Takeover Proposal and such person’s Representatives regarding such Takeover Proposal.

(d)        Notice to Parent of Takeover Proposals.  The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in the event that the Company or any of its Representatives receives any Takeover Proposal, or any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any person or group who would reasonably be expected to make any Takeover Proposal, or any initial request for discussions or negotiations related to any Takeover Proposal (including any material changes related to the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request and the material terms and conditions thereof (including copies of any written requests, proposals or offers, including proposed agreements, and a description of any material oral terms and conditions), and thereafter the Company shall keep Parent reasonably informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status, details and terms (other than immaterial details and terms) of any such Takeover Proposal or request (including all written proposals and a written summary of all material terms and conditions not made in writing and any amendments thereto).

(e)        Prohibited Activities.  Neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or rescind (or modify in a manner adverse to Parent), the Recommendation or the findings or conclusions of the Company Board, (B) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal or (C) publicly propose or announce an intention to take any of the foregoing actions (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 6.02(c) (an “Acquisition Agreement”).

(f)         Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer and subject to compliance with Section 6.02(h), the Company Board may make an Adverse Recommendation Change (but only with respect to clause (A) of the definition) in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)        Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer if, (i) in response to a bona fide written Takeover Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that such Takeover Proposal constitutes a Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (A) subject to compliance with Section 6.02(h), the Company Board may make an Adverse Recommendation Change or (B) the Company may terminate this Agreement pursuant to Section 9.01(f) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided,  however, that the Company shall not terminate this Agreement pursuant to

Section 9.01(f) unless the Company (x) has complied with its obligations under Section 6.02(h),

(y)  pays, or causes to be paid, to Parent the Termination Amount payable pursuant to

Section 9.03(b) prior to or concurrently with such termination and (z) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(h)        Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 6.02(f) or Section 6.02(g) or terminate this Agreement pursuant to Section 9.01(f) unless (x) the Company shall have provided to Parent four (4) business days’ prior written notice (the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal or details of such Intervening Event, as applicable), and (y):

(i)         during such four (4) business day period, if requested by Parent, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

(ii)        the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) business day of such four (4) business day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(f), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

For the avoidance of doubt, any (1) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event, (2) material revisions to the terms of a Superior Proposal or (3) material revisions to a Takeover Proposal that the Company Board had determined no longer constitutes a Superior Proposal shall constitute a new Intervening Event or Takeover Proposal, as applicable, and shall in each case require the Company to deliver to Parent a new Match Right Notice; provided that the time periods set forth in this Section 6.02(h) with respect to the new Match Right Notice shall be reduced to three (3) business days.

(i)         Standstills; Confidentiality Agreements.  Notwithstanding any provision of Section 6.02(e) to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided,  however, at any time prior to the Offer Closing, the Company may grant a waiver or release under any standstill agreement or an agreement containing a standstill provision if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall provide written notice to Parent of waiver or release of any standstill by the

Company, including disclosure of the identities of the parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 6.02(i), the Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 6.02.

(j)         Communications With Stockholders.  Nothing contained in this Section 6.02 shall prohibit the Company from (i) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith determination of the Company Board, after consultation with its outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable Laws or

(iii)  making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided,  however, that clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 6.02(e),  Section 6.02(f) or Section 6.02(g) except, in each case, in accordance with Section 6.02(e),  Section 6.02(f) or Section 6.02(g), respectively.

ARTICLE VII

Additional Agreements

Section 7.01    Access to Information; Confidentiality. The Company shall, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees and Representatives of the Company to whom Parent requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all financial, operating and other data and information concerning its and its Subsidiaries’ business, properties and personnel as Parent through its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives may reasonably request.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall in such event use reasonable best efforts to avoid such constraints on disclosure, including entering into a joint defense agreement in customary form). No investigation or access permitted, or knowledge obtained, pursuant to this Section 7.01 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder or otherwise prejudice in any way the rights and remedies of Parent or Sub hereunder, nor shall any such investigation, access or knowledge be deemed to affect or modify Parent’s or Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Confidential Information (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

Section 7.02    Reasonable Best Efforts; Approvals; Transaction Litigation.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any Third Party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Non-U.S. Merger Control Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation in connection with the transactions contemplated by this Agreement by, any Governmental Authority and (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)        With respect to the matters set forth in this Section 7.02, Parent Holdco, Parent, Sub and any of their Subsidiaries shall be required to, and the Company and its Subsidiaries will, only with the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the assets or business of the Company or any of its Subsidiaries, (ii) conduct, restrict, operate or otherwise change the assets, business or portion of assets or business of the Company or any of its Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company or any of its Subsidiaries (all of the foregoing being referred to as “Remedy Actions”); provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, (x) nothing contained in this Agreement shall require or obligate Parent HoldCo, Parent, Sub or any of their Subsidiaries to agree to or otherwise be required to commit to, execute or consummate any such Remedy Action or otherwise take or agree to take any other action if doing so would, individually or in the aggregate, reasonably be expected to be material to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole and (y) none of Parent Holdco, Parent, Sub, the Company or any of their respective Subsidiaries shall be required to take or agree to take any action to fulfill its obligations set forth in this Section 7.02, unless the effectiveness of such agreement or action is conditioned on the occurrence of the Merger Closing. If requested by Parent, subject to clause (y), the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require or obligate Parent Holdco, Parent, Sub or their Subsidiaries to take or agree to take any action or enter into any arrangement with respect to the assets, business or operations of Parent, Parent Holdco, Sub or their respective Affiliates (other than the Company and the Company Subsidiaries after the Closing, subject to the other limitations herein).

(c)        In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event no later than ten (10) business days after the date of this Agreement and make any filings as may be required under any Non-U.S. Merger Control Law as promptly as practicable after the date of this Agreement, (ii) use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Non-U.S. Merger Control Law, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.02 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any Non-U.S. Merger Control Law as promptly as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(d)        Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Offer, the Merger and the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies thereof in the case of any such written communications, received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any Third Party or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated hereby. Neither the Company nor Parent shall participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the Offer, the Merger or the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting, telephone call or discussion. Subject to reasonable limitations limiting access to outside counsel, the Company and Parent each shall, upon request by the other, consult with the other regarding all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Authority in connection with the Offer, the Merger and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, Parent shall, following consultation with the Company and after giving good faith consideration to its views, direct and control all aspects of the Parties’ efforts to gain regulatory clearance either before any Governmental Authority or in any action brought to enjoin the transactions contemplated hereby pursuant to the HSR Act or any Non-U.S. Merger Control Law.

(e)        The Company and Parent shall promptly advise the other Party orally and in writing of any developments (other than immaterial developments) regarding, and the Parties shall cooperate fully with each other in connection with, and shall consult with and permit the other Party and its Representatives to participate in, the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, discuss, negotiate, compromise, settle or agree to a settlement arrangement regarding any Transaction Litigation unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld or delayed. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

(f)        Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 7.03    State Takeover Statutes. If any Takeover Statutes becomes or is deemed to be applicable to the Company, Parent or Sub, the Offer or the Merger, or any other transaction contemplated by this Agreement or the Support Agreement, then the Company and the Company Board shall grant all approvals and take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Statute on this Agreement, the Offer, the Merger and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

Section 7.04    Benefit Plans.

(a)        For the period commencing at the Effective Time and ending on December 31, 2019 (or, if shorter, during the period of continued employment of the relevant employee), Parent shall cause its Subsidiaries to provide to each individual who is employed by the Company or any of its Subsidiaries immediately before the Effective Time who continues employment with Subsidiaries of Parent immediately following the Effective Time (each, a “Company Employee”) (i) base compensation that is at least equal to what was provided to the Company Employee as of immediately prior to the Effective Time, (ii) cash incentive opportunities that are consistent with those provided to similarly situated employees of Parent and (iii) all other compensation and employee benefits that are substantially comparable in the aggregate to those provided to the Company Employee as of immediately prior to the Effective Time (excluding equity-based compensation). This Section 7.04(a) shall not apply to any Company Employee whose terms and conditions of employment are governed by a collective bargaining, works council or similar agreement.

(b)        Each Company Employee shall be given credit for all full or partial years of service with the Company and its Subsidiaries and their respective predecessors performed prior to the Effective Time under any employee benefit plan of Parent, the Surviving Corporation, or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Company Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits), to the extent past service was recognized for such Company Employees under the comparable Company Benefit Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.04 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.

(c)        In the event of any change in the welfare benefits provided to Company Employees following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under any welfare benefit plans in which Company Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Company Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of- pocket requirements after such change.

(d)        The Company, Parent and Sub acknowledge and agree that all provisions contained in this Section 7.04 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any Third Party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates or to employment or continued employment or to a particular term or condition of employment with Parent or any of its Subsidiaries, or any of their respective Affiliates, (ii) shall be treated as an amendment or other modification of any employee benefit plan, or (iii) shall limit the right of Parent or its Subsidiaries to (A) amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time or (B) terminate the employment or service of any employee or other service- provider following the Effective Time at any time and for any or no reason.

Section 7.05    Indemnification, Exculpation and Insurance.

(a)        Prior to the Merger Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policy and each person who becomes covered by the Company’s directors’ and officers’ liability insurance policy prior to the consummation of the Merger on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Merger Closing and at a price not to exceed 250% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, which the Company represents and warrants has been disclosed to Parent prior to the date of this Agreement (the “Current Premium”).  If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 7.05(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to the Merger Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain a directors’ and officers’ liability insurance policy in respect of acts or ommisions occuring prior to the Effective Time covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided further, that in satisfying its obligation under this Section 7.05(a)(ii), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 250% of the Current Premium and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.

(b)        From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) made available to Parent; and (ii) any indemnification provision and any exculpation provision set forth in the charter or bylaws of the Company as in effect on the date of this Agreement, in each case, to the fullest extent permitted under applicable Law. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the charter and bylaws of the Surviving Corporation shall contain, and Parent shall cause the charter and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the charter and bylaws of the Company as in effect on the date of this Agreement.

(c)        If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.05.

(d)        Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any Litigation (whether arising before, at or after the Effective Time) on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of the last sentence of Section 7.05(b) shall continue in effect with respect to such Indemnified Party until the final disposition of such Litigation.

(e)        The provisions of this Section 7.05 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 7.06    Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of the London Stock Exchange or any other national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 6.02. Parent, Sub and the Company agree that the initial press release to be issued by each Party with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the forms mutually agreed to by the Company and Parent. Prior to making any written or oral communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication. Notwithstanding the foregoing, this Section 7.06 shall not apply to any press release or other public statement made by the Company or Parent (a) that is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 7.06 or

(b)  is made in the Ordinary Course of Business and does not relate to this Agreement or the transactions contemplated hereby.

Section 7.07    Rule 14d-10 Matters. Prior to the expiration of the Offer, the Company and the Compensation Committee will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 7.08    Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE VIII

Conditions Precedent

Section 8.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)        No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or Judgment issued by any court of competent jurisdiction or Law (collectively, “Restraints”) shall be in effect restraining, enjoining or otherwise preventing or prohibiting the consummation of the Merger.

(b)        Purchase of Company Common Stock in the Offer.  Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 8.02    Frustration of Closing Conditions. Neither Parent nor Sub may rely on the failure of any condition set forth in Section 8.01 to be satisfied if such failure was caused by the failure of Parent or Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)        by mutual written consent of Parent and the Company;

(b)        by either of Parent or the Company:

(i)         if the Merger shall not have been consummated on or before December 12, 2019 (the “Outside Date”); provided,  however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single Party for purposes of this Section 9.01(b)(i)); or

(ii)        if any permanent Restraint in effect enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable;

(c)        by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would cause any condition set forth in clauses (c)(iii) or (c)(iv) of Annex I to exist, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) there shall be any material breach or inaccuracy in any of Parent’s representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(d)        by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) there shall be any material breach or inaccuracy in any of the Company’s representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(e)        by Parent, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change, (ii) the Company shall have failed to include in the Schedule 14D-9, when mailed, the Recommendation, (iii) if, following the public disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (iv) below), the Company Board shall have failed to reaffirm publicly the Recommendation within three (3) business days after Parent requests in writing that the Recommendation under such circumstances be reaffirmed publicly, or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company shall not have announced, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Offer Closing shall have occurred; or

(f)        by the Company, in accordance with Section 6.02(g) in order to accept a Superior Proposal and enter into the Acquisition Agreement providing for such Superior

Proposal immediately following or concurrently with such termination; provided,  however, that payment of the Termination Amount pursuant to Section 9.03(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f);  provided,  further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Offer Closing shall have occurred.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 9.02    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the Confidentiality Agreement and the provisions of the last sentence of Section 1.02(b), the last sentence of Section 7.01,  Article XI and this Article IX, which shall survive such termination; provided,  however, that nothing herein shall relieve any Party from liability for any intentional and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03    Payment of Termination Amount.

(a)        If this Agreement is terminated by Parent pursuant to

Section 9.01(e), then the Company shall pay to Parent (or its designee) the Termination Amount by wire transfer of same-day funds within two (2) business days following the date of such termination of this Agreement.

(b)        If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay to Parent (or its designee) the Termination Amount by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c)        If (i) after the date of this Agreement and prior to the termination of this Agreement, a Takeover Proposal shall have been made to the Company or the Company Board or become publicly known, (ii) this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i) or (B) by Parent pursuant to Section 9.01(c), and

(iii) within twelve (12) months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal (regardless of when made) or consummates any Takeover Proposal (regardless of when made), then, in any such case, the Company shall pay to Parent (or its designee) the Termination Amount by wire transfer of same-day funds on the date such transaction is entered into or consummated (whichever is earlier), in consideration for the disposition of Parent’s rights under this Agreement. Solely for purposes of clause (iii) of this Section 9.03(c), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(a), except that all references to “at least fifteen percent (15%)” therein shall be deemed to be references to “more than fifty percent (50%)”.

(d)        Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent commences a suit that results in an award against the Company for such amount, the Company shall pay to Parent (or its designee) Parent’s and Sub’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company be required to pay any termination amount on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if Parent (or its designee) receives the Termination Amount from the Company pursuant to Section 9.03, then any such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 9.04    Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred; provided,  however, that after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.05    Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

(c) subject to the proviso to the first sentence of Section 9.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

Interpretation

Section 10.01 Certain Definitions. For purposes of this Agreement:

(a)        an “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement; provided further that such confidentiality agreement may contain a less restrictive or no standstill restriction.

(b)        an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c)        “business day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of

New York.

(d)        “Code” means the Internal Revenue Code of 1986, as amended.

(e)        “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub prior to or in connection with the execution and delivery of this Agreement.

(f)        “Company Executive Team” means, collectively, all employees of the Company with a title of vice president or higher.

(g)        “Company Product” means each product or product candidate that is being (or, solely with respect to a post-investigational new drug product candidate, has been) researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

(h)        “Confidentiality Agreement” means that certain Letter Agreement, dated as of July 12, 2018, by and between Parent and the Company.

(i)         “Fully Diluted Shares” means, as of any particular time, all outstanding securities, together with all such securities that the Company would be required to issue assuming the conversion or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, but only to the extent so exercisable, convertible or exchangeable prior to consummation of the Merger or exercisable, convertible or exchangeable as a result of the consummation of the Offer or the Merger.

(j)          “Government Contract” means any contract, subcontract or agreement entered into between the Company and a Governmental Authority, including any contract, subcontract or arrangement of any kind, between the Company and (1) any prime contractor or higher-tier subcontractor of a Governmental Authority in its capacity as a prime contractor or subcontractor or (2) any lower-tier subcontractor in the Company’s capacity as a prime contractor or subcontractor to any Governmental Authority, on the other hand; provided that a task, purchase or delivery order that is issued pursuant to a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

(k)        “Health Care Laws” shall mean any and all applicable Laws and governmental orders relating to the regulation of the health care industry, including, but not limited to, to the extent applicable any of the following: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); (ii) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396- 1396w-5 (the Medicaid statute); (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn, the Federal Health Care Program Anti- Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729- 3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Federal Anti-Kickback Act of 1986 (41 U.S.C. §§ 8701-8707), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Exclusion Laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar state laws and regulations; (v) the HIPAA and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, and their implementing regulations (codified at 45 CFR Parts 160, 162 and 164)and similar applicable federal and state laws; (vi) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services or supplies; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) state medical, nursing and other health care professional practice and/or corporate practice of medicine laws; (ix) United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., and the rules, regulations and directives promulgated thereunder (including Quality System Regulations, CFR 21, Part 820); (x) the Drug Quality and Security Act, including the Drug Supply Chain Security Act, and the implementing rules, regulations, and guidance documents;

(xi) the federal Controlled Substances Act, its implementing regulations, guidance documents, and state level counterparts; (xii) the Federal Trade Commission Act, 15 U.S.C. § 41 et seq. and the rules, regulations and directives promulgated thereunder; and (xiii) any other state or federal law, regulation, guidance document, manual provision, program memoranda, opinion letter, or other issuance of any Governmental Authority which regulates kickbacks, fee-splitting, patient or program charges, claims submissions, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded or debarred from government health care programs, quality, safety, privacy, security, licensure or any other aspect of providing health care.

(l)         “HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by, the Health Information Technology for Economic and Clinical Health Act of 2009, and its implementing regulations.

(m)       “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent, certificate of invention or other patent right (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) (collectively, “Patents”),

(ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all goodwill associated therewith, and (iii) any copyright, work of authorship (whether or not copyrightable), design, design registration and database rights (and including in all website content and software), (iv) Internet domain names, and (v) any trade secrets, know-how, formulae, recipes and other proprietary information and rights (in each case to the extent confidential and proprietary) (collectively, “Trade Secrets”).

(n)        “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 10.01(o) of the Company Disclosure Letter, after reasonable inquiry of those persons that are aware of the transactions contemplated by this Agreement and (ii) with respect to Parent or Sub, the actual knowledge of any of the executive officers of Parent or Sub, after reasonable inquiry of those persons that are aware of the transactions contemplated by this Agreement.

(o)        “Material Adverse Effect” means any change, effect, event, occurrence or fact that individually or in the aggregate with all other changes, effects, events, occurrences or facts (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (a): any change, effect, event, occurrence or fact that directly arises out of or directly results from (i) general economic, credit, capital or financial markets, regulatory, legislative or political conditions in the United States or elsewhere in the world, (ii) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date of this Agreement; (iii) any action taken by the Company or its Subsidiaries that is required by this Agreement or at Parent’s written request; (iv) any change in supplier, employee, financing source, regulatory, partner, customer, client or similar relationships resulting from the announcement or pendency of this Agreement; (v) the occurrence of natural disasters or force majeure events adverse to the business being carried on by the Company and its Subsidiaries, including any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement,

(vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of this Agreement; (vii) general conditions in the industries in which the Company and its Subsidiaries primarily operate; (viii) the failure, in and of itself, of the Company to meet any internal or published projections, budget, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise to or contributing to such failure or change may constitute, or be taken into account in determining whether there has been, a Material Adverse Effect to the extent not otherwise excluded by another exception herein); or (ix) the public announcement, execution or delivery of this Agreement or the pendency of the transactions contemplated hereby, except in the cases of clauses (i), (ii), (v), (vi) or (vii), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the ability of the Company to perform its obligations under this Agreement.

(p)        “MDR Reportable Event” means (a) an event that user facilities become aware of that reasonably suggests that a device has or may have caused or contributed to a death or Serious Injury, or (b) an event that manufacturers or importers become aware of that reasonably suggests that one of their marketed devices: (i) may have caused or contributed to a death or Serious Injury, or (ii) has malfunctioned and that the device or a similar device marketed by the manufacturer or importer would be likely to cause or contribute to a death or Serious Injury if the malfunction were to recur.

(q)        “Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

(r)        “Parent Material Adverse Effect” means any change, effect, event, occurrence or fact that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, the Offer or any of the other transactions contemplated by this Agreement or the ability of Parent to perform its obligations under this Agreement.

(s)        “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s or other like Liens as to which there is no default on the part of the Company or any of its Subsidiaries or which Liens are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP,

(iii) defects or irregularities in title, easements, rights-of-way, covenants, restrictive covenants, and other, similar non-monetary matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (iv) zoning, building and other similar codes and regulations, (v) in the case of any Leased Real Property, Liens that affect the fee estate of the owner of the Leased Real Property, (vi) any Real Property Leases and Real Property Subleases and the terms thereof and

(vii) Liens discharged at or prior to the Offer Closing.

(t)         “person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(u)        “Protected Health Information” has the meaning set forth at 45

C.F.R. §160.103.

(v)        “Representative” means, with respect to any person, any

Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(w)       “Sanctioned Country” means any country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Iran, Cuba, Syria, North Korea, and Crimea).

(x)        “Sanctioned Person” means any person (i) any person appearing on any Sanctions list; (ii) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any person directly or indirectly owned or controlled, at a threshold of fifty percent (50%) or greater, by or acting for the benefit or on behalf of a person described in (i) or (ii).

(y)        “Sanctions” means all applicable embargoes and economic sanctions imposed or administered by Government Authorities of the United States, Canada, the United Kingdom, the European Union, or the United Nations Security Council, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the

U.S. Department of State.

(z)        “Serious Injury” means, with respect to a medical device, an injury or illness that (i) is life-threatening, (ii) results in permanent impairment of a body function or permanent damage to a body structure, (iii) necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure or

(iv) results in fetal distress, fetal death or any congenital abnormality or birth defect.

(aa)      a “Subsidiary” means, with respect to any person, any person of which an amount of voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

(bb)      “Tax” or “Taxes” means (i) any and all taxes, duties, imposts, levies or other governmental assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, escheat, use, withholding, value added, ad valorem, registration, employment, social security, disability, medical device excise, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, license, registration and other taxes (including, in each case, all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority, whether disputed or not,

(ii)  liability for the payment of any amount imposed on any person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount imposed on any person of a type described in clause (i) or clause (ii) as a transferor or successor or a result of any existing express or implied indemnification agreement or arrangement. The term “Tax Return” means any return, statement, report, form, election, designations, estimates, claims for refund, declarations or estimated Tax, information statements or filing, including in each case any amendments, schedules or attachments thereto, supplied, filed or required to be filed with any Governmental Authority. The term “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a Party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

(cc)      “Termination Amount” means $18,682,450.

(dd)      “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

(ee)      “Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 10.02 Index of Defined Terms. The following terms have the meanings ascribed to them, as indicated below:

Term	Section
2010 Health Care Law	4.12(d)
Acceptable Confidentiality Agreement	10.01(a)
Acceptance Time	1.03(a)
Acquisition Agreement	6.02(e)
Adverse Recommendation Change	6.02(e)
Affiliate	10.01(b)
Agreement	Preamble
Articles of Merger	2.03
Authorizations	4.10(a)
Board Actions	4.04(b)
business day	10.03(e)
Certificate	3.01(c)
Code	10.01(d)
Company	Preamble
Company Benefit Agreement	4.12(o)
Company Benefit Plan	4.12(o)
Company Bylaws	4.01
Company Charter	4.01
Company Common Stock	Recitals
Company Disclosure Letter	10.01(e)
Company Employee	7.04(a)
Company Executive Team	10.01(f)
Company Incentive Plan	4.03(a)
Company Intellectual Property	4.15(a)
Company Noncompete Restrictions	4.09(a)(v)
Company Owned Intellectual Property	4.15(b)
Company Preferred Stock	4.03(a)
Company Product	10.01(g)
Company Registered Intellectual Property	4.15(a)
Compensation Committee	4.12(g)
Confidentiality Agreement	10.01(h)

Term	Section
Contract	4.05
Current Premium	7.05(a)
Department	2.03
Effective Time	2.03
Environmental Claims	4.16(b)
Environmental Law	4.16(b)
ERISA	4.12(a)
ERISA Affiliate	4.12(e)
Exchange Act	1.01(a)
Exchange Fund	3.03(a)
Exclusive Rights	4.09(a)(v)
Fairness Opinion	4.25
FDA	4.18(a)
Filed SEC Documents	IV
Fully Diluted Shares	10.01(i)
GAAP	4.06(b)
Governmental Authority	4.05
Guaranteed Obligations	11.12(a)
Hazardous Materials	4.16(b)
Health Care Laws	10.01(k)
HIPAA	10.01(l)
HSR Act	4.05
Indebtedness	6.01(a)(viii)
Indemnified Party	7.05(b)
Independent Directors	1.03(a)
Initial Offer Expiration Date	1.01(d)
Intellectual Property	10.01(m)
Intervening Event	6.02(b)(iv)
Judgment	4.05
Knowledge	10.01(n)
Law	4.05
Leased Real Property	4.14(b)
Liens	4.02
Litigation	4.08
Match Right Notice	6.02(h)
Material Adverse Effect	10.01(o)
MDR Reportable Event	10.01(p)
Measurement Time	4.03(a)
Merger	Recitals
Merger Closing	2.02
Merger Closing Date	2.02
Merger Consideration	3.01(c)
MGCL	Recitals
Minimum Tender Condition	11.14
NASDAQ	1.01(d)

Term	Section
New Specified Contracts	6.01(a)(xvi)
Non-U.S. Merger Control Laws	4.05
Offer	Recitals
Offer Conditions	1.01(b)
Offer Price	Recitals
Option Amounts	3.04
Ordinary Course of Business	10.01(q)
Outside Date	9.01(b)(i)
Parent	Preamble
Parent Holdco	Preamble
Parent Material Adverse Effect	10.01(r)
Parties	Preamble
Party	Preamble
Patents	10.01(m)
PBGC	4.12(e)
Permitted Liens	10.01(s)
person	10.01(t)
Personal Information	4.15(f)
Proposed Changed Terms	6.02(h)(ii)
Protected Health Information	10.01(u)
Real Property Leases	4.14(b)
Real Property Subleases	4.14(c)
Recommendation	4.04(b)
Release	4.16(b)
Representative	10.01(v)
Restraints	8.01(a)
Sanctioned Country	10.01(w)
Sanctioned Person	10.01(x)
Sanctions	10.01(y)
SEC	1.01(d)
SEC Documents	4.06(a)
Securities Act	4.06(a)
Serious Injury	10.01(z)
Specified Contract	4.09(a)(xi)
Sub	Preamble
Subsidiary	10.01(aa)
Superior Proposal	6.02(b)(iii)
Support Agreement	Recitals
Surviving Corporation	2.01
Takeover Proposal	9.03(c)
Takeover Statute	4.22
Tax	10.01(bb)
Tax Return	10.01(bb)
Tax Sharing Agreements	10.01(bb)
Termination Amount	10.01(cc)

Term	Section
Third Party	10.01(dd)
Trade Secrets	10.01(m)
Transaction Litigation	7.02(e)
Treasury Regulations	10.01(ee)
Voting Company Debt	4.03(b)

Section 10.03 Interpretation.

(a)        When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b)        The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive.

(d)        The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean provided to Parent, Sub or their Representatives or uploaded to and made available to Parent, Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Papyrus” and accessible without limitation to Parent and Sub no later than 5:00 p.m., New York City time on March 11, 2019.

(e)        For purposes of Section 2.02, references to “business day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York, United States or the City of London, United Kingdom.

(f)        The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(g)        References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(h)        All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement (other than Section 4.01,  Section 4.03,  Section 4.04, Section 4.21 Section 4.22,  Section 4.23,  Section 4.24 and Section 4.25, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter) to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(i)         The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(j)         Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(k)        Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

ARTICLE XI

General Provisions

Section 11.01 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, that this Section 11.01 shall not limit any obligation of any Party which by its terms contemplates performance after the Effective Time.

Section 11.02 Expenses. Except as provided in Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub, to:

Smith & Nephew Consolidated, Inc. c/o Smith & Nephew plc

150 Minuteman Road

Andover, MA 01810

Fax No.: (978) 749-1599

E-mail: Company.Secretary@smith-nephew.com Attention: General Counsel with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas

New York, New York 10019-6064 Attention: Scott A. Barshay

David M. Klein

Facsimile No.: (212) 757-3990 Email: sbarshay@paulweiss.com dklein@paulweiss.com if to Parent Holdco, to:

Smith & Nephew plc 150 Minuteman Road

Andover, MA 01810

Fax No.: (978) 749-1599

E-mail: Company.Secretary@smith-nephew.com Attention: General Counsel with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas

New York, New York 10019-6064 Attention: Scott A. Barshay

David M. Klein

Facsimile No.: (212) 757-3990

Email: sbarshay@paulweiss.com

dklein@paulweiss.com

if to the Company, to:

Osiris Therapeutics, Inc. 7015 Albert Einstein Dr. Columbia, MD 21046

Fax No.: 443-276-6691

Email: jblack@osiris.com Attention: James Black

with a copy (which shall not constitute notice) to: Hogan Lovells US LLP

555 Thirteenth Street, NW Washington, DC 20004 Attention: John Beckman Les Reese

Fax No.: (202) 637-5910

Email: john.beckman@hoganlovells.com leslie.reese@hoganlovells.com

Section 11.04 Entire Agreement. This Agreement, together with the Support Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

Section 11.05 No Third-Party Beneficiaries. Except for (a) the provisions of Section 7.05, (b) the rights, at and after the Effective Time, of the former holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) the right, at the end and after the Effective Time, of holders of the Company Stock Options to receive the payments contemplated by Section 3.04, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with

Section 9.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.07 GOVERNING LAW. EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF MARYLAND ARE MANDATORILY APPLICABLE TO THE OFFER OR THE MERGER (INCLUDING THE EXERCISE OF THE FIDUCIARY DUTIES OF THE COMPANY BOARD), IN WHICH CASE MARYLAND LAW SHALL GOVERN, THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.08 Jurisdiction; Service of Process.

(a)        Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court sitting in New Castle County in the State of Delaware for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)        Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.03. Nothing in this Section 11.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 11.09  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR

THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(II)  EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.01, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.08, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 11.10 are an integral part of the Merger, the Offer and the other transactions contemplated hereby and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.11 Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or any other agreement referenced herein (other than the Support Agreement) or the transactions contemplated hereunder, (B) the negotiation, execution or performance this Agreement or any other agreement referenced herein (other than the Support Agreement) (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement (other than the Support Agreement)), (C) any breach or violation of this Agreement or any other agreement referenced herein (other than the Support Agreement) and (D) any failure of the transactions contemplated hereunder or any other agreement referenced herein (other than the Support Agreement) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as the Parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement.  In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Representatives, that no recourse under this Agreement or any other agreement referenced herein (other than the Support Agreement) or in connection with any transactions contemplated hereby shall be sought or had against any other person and no other person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that any Party may assert against another Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Section 11.11, nothing in this Section 11.11 shall in any way limit Parent’s or Sub’s rights under the Support Agreement.

Section 11.12 Guarantee.

(a)        Parent Holdco irrevocably and unconditionally guarantees the due and punctual performance of the obligations of Parent, Sub, the Surviving Corporation and their permitted assigns hereunder (the “Guaranteed Obligations”) subject to the conditions hereunder. If, for any reason whatsoever, Parent, Sub, the Surviving Corporation or any of their permitted assigns shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Holdco will forthwith pay or perform, or cause to be paid or performed, the Guaranteed Obligations. Parent Holdco hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Parent, Sub, the Surviving Corporation or any such permitted assign, any right to require the prior disposition of the assets of Parent, Sub or any such permitted assign to meet their respective obligations, notice, protest and all demands whatsoever. This is a guarantee of payment and performance and not collectability.

(b)        Parent Holdco is a legal entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization. Parent Holdco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly approved, executed and delivered by Parent Holdco and is a valid and binding agreement of Parent Holdco, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent Holdco owns directly one hundred percent (100%) of the issued and outstanding capital stock of Parent.

(c)        Parent Holdco shall not transfer or assign, in whole or in part, any of its obligations under this Section 11.12.

Section 11.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as none of the economic or legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to attempt to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner.

Section 11.14 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Sub, Parent Holdco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SMITH & NEPHEW CONSOLIDATED INC.

By:	/s/ Michael Zagger
	Name:	Michael Zagger
	Title:	Director

PAPYRUS ACQUISITION CORP.

By:	/s/ Michael Zagger
	Name:	Michael Zagger
	Title:	Director

SMITH & NEPHEW PLC
(solely for the purposes of Section 7.02 and Article XI)

By:	/s/ Susan M Swabey
	Name:	Susan Margaret Swabey
	Title:	Company Secretary

OSIRIS THERAPEUTICS, INC.

By:	/s/ Samson Tom
	Name:	Samson Tom
	Title:	President and Chief Executive Officer

[Signature Page to the Merger Agreement]

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Affiliates, would represent at least a majority of the Fully Diluted Shares as of the expiration of the Offer (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; or (c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i)         there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii)        the consummation of the Offer is unlawful under any Non-U.S. Merger Control Law;

(iii)      (A) the representation and warranty of the Company set forth in Section 4.07(a) shall not be true and correct in all respects as of the date of this Agreement, (B) the representations and warranties of the Company set forth in Sections

4.04 and 4.19 and the first sentence of Section 4.10(a) shall not be true and correct in all material respects as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (C) the representations and warranties of the Company set forth in Section 4.03 shall not be true and correct except for de minimis inaccuracies as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (D) each of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (D) for such failures to be true and correct that (alone or in the aggregate with all such other failures of representations and warranties of the Company under this Agreement to be true and correct) have not had a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

Annex I-1

(iv)       the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(v)        since the date of this Agreement, there shall have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(vi)       this Agreement shall have been terminated in accordance with its terms; and

(vii)      the Company shall have failed to deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (c)(iii), (c)(iv) and (c)(v) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Parent and Sub shall exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been received.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC or NASDAQ, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of March 12, 2019, by and among Smith & Nephew Consolidated, Inc., Papyrus Acquisition Corp., Smith & Nephew plc and Osiris Therapeutics, Inc..

Annex I-2

EXHIBIT A

Tender and Support Agreement

A-1

FORM OF

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 12, 2019, is entered into by and among Smith & Nephew Consolidated, Inc., a Delaware corporation (“Parent”); Papyrus Acquisition Corp., a Maryland corporation and an indirect wholly owned Subsidiary of Parent (“Sub”); and the undersigned stockholders of Osiris Therapeutics, Inc., a Maryland corporation (the “Company”) set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule A (all such shares of Company Common Stock set forth on Schedule A next to the Stockholder’s name, together with any shares of Company Common Stock that are hereafter issued to or that beneficial ownership of is otherwise directly or indirectly acquired by the Stockholder prior to the termination of this Agreement, including for the avoidance of doubt any shares of Company Common Stock acquired by the Stockholder upon the conversion of any securities convertible into shares of Company Common Stock after the date hereof, being referred to herein as “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Sub, the Company and Smith & Nephew plc, an English public limited liability company (“Parent Holdco”) are entering into the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, (a) Sub will commence a tender offer to purchase all the outstanding shares of Company Common Stock and, (b) subject to the occurrence of the Offer Closing, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and consideration for Parent and Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1        Agreement to Tender.

(a)        Subject to the terms of this Agreement, each Stockholder irrevocably and unconditionally undertakes and agrees to tender or cause to be tendered in the Offer (and not withdraw) all of its Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Share Liens (as defined below) except for Permitted Share Liens (as defined below). Without limiting the generality of the foregoing, but subject to the terms of this Agreement, as promptly as practicable after, but in no event later than two (2) Business Days after the date the Offer is commenced (or in the case of any shares of Company Common Stock directly or indirectly acquired subsequent to such second (2nd) Business Day, no later than the earlier of (x) two (2) Business Days after such acquisition and (y) the expiration of the Offer), each Stockholder shall deliver or cause to be delivered to the depositary designated in the Offer pursuant to the terms of the Offer (i) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (ii) written instructions to such Stockholder’s broker, dealer, commercial bank, trust company or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the depository for the Offer may reasonably request) and (iii) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer. Each Stockholder undertakes and agrees that, once any of its Subject Shares are tendered, such tender is irrevocable and unconditional and such Stockholder will not withdraw and will cause not to be withdrawn such Subject Shares from the Offer unless and until the Merger Agreement shall have been validly terminated in accordance with its terms.

(b)        If the Offer is terminated or withdrawn by Sub, or the Merger Agreement is validly terminated prior to the Acceptance Time in accordance with its terms, Sub shall promptly return and shall cause the depository for the Offer to promptly return all tendered shares of Company Common Stock to the registered holders of such tendered shares of Company Common Stock.

1.2        Voting of Subject Shares. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally undertakes and agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that its Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum, and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) in favor of any proposal recommended by the Company Board that is intended to facilitate the consummation of the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement, or

(B) result in any of the Offer Conditions not being satisfied on or before the Outside Date,

(iii) against any change in the Company Board, (iv) against any Takeover Proposal (or any proposal relating to or intended to facilitate a Takeover Proposal), (v) against (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Offer or the other transactions contemplated by the Merger Agreement), (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, capital stock of Subsidiaries of the Company) of the Company or any reorganization, recapitalization or liquidation of the Company or (z) any change in the present authorized capitalization of the Company or any amendment or other change to the

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Company Charter, the Company Bylaws or the comparable organizational documents of any of the Subsidiaries of the Company in effect as of the date of this Agreement, and (vi) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the Offer or the other transactions contemplated by the Merger Agreement. Each Stockholder shall retain at all times the right to vote its Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, severally and not jointly, to Parent and

Sub that:

2.1        Authorization; Binding Agreement. Such Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by such Stockholder have been duly authorized by all necessary corporate action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.2        Non-Contravention. The execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (a) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of (i) the charter or bylaws (or other similar organizational documents) of such Stockholder, if such Stockholder is not a natural person or

(ii) (x) any Contract to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares are bound or (y) any Law or any Judgment, in each case applicable to such Stockholder or by which any of its Subject Shares are bound, or (b) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Share Lien (as defined below) of any kind on any asset of such Stockholder (other than one created by Parent or Sub or otherwise pursuant to this Agreement), other than, in the case of clause (a)(ii) or

(b) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Stockholder to perform such Stockholder’s obligations under this Agreement on a timely basis. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be

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obtained or made by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement, except for the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

2.3       Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such

Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights in respect of such Subject Shares (collectively, “Share Liens”), except for any such Share Liens that may be imposed pursuant to (i) this Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities Law (collectively, “Permitted Share Liens”). The shares of Company Common Stock listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock owned by such Stockholder, beneficially or of record, as of the date hereof, and such Stockholder and its Affiliates do not own, beneficially or of record, any rights to acquire shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock.

2.4        Voting Power. Such Stockholder has sole voting power, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares.

2.5        Reliance. Such Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6        Absence of Litigation. There is no Litigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of such

Stockholder’s properties or assets (including such Stockholder’s Subject Shares) that, individually or in the aggregate, would reasonably be expected to prevent, delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise impair such Stockholder’s ability to perform its obligations under this Agreement. There is no Judgment outstanding against Parent or Sub that, individually or in the aggregate, would reasonably be expected to prevent, delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise impair such Stockholder’s ability to perform its obligations under this Agreement.

2.7        Brokers. Neither such Stockholder nor any of its employees, officers or directors has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Stockholders that:

3.1       Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

3.2        Authority for this Agreement. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1        No Transfer; No Inconsistent Arrangements. Except as provided under this Agreement, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Share Liens, other than Permitted Share Liens, on any of such Stockholder’s Subject Shares,

(b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer (other than the Offer)), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of- attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares or (f) take or permit any other action that would in any way prevent, delay or impair the ability of such Stockholder to perform its obligations under this Agreement or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab

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initio. If any involuntary Transfer of any of such Stockholder’s Subject Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

Notwithstanding anything in this Agreement to the contrary, until the termination of this Agreement, such Stockholder shall not, directly or indirectly, accept any tender offer or exchange offer that constitutes a Takeover Proposal and shall not tender any of such

Stockholder’s Subject Shares in any such tender offer or exchange offer.

4.2        Documentation and Information. Such Stockholder shall not, and shall cause its Affiliates and its and their respective directors, officers, employees and Representatives not to, issue any such press release, make any such public statement issue any press release or make any public announcement or other communication to any Third Party regarding this Agreement and the transactions contemplated hereby or the Merger Agreement and the transactions contemplated thereby without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent). Such Stockholder (i) consents to and authorizes the publication and disclosure by Parent or Sub of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Merger and the other transactions contemplated by the Merger agreement (provided that notice of any such disclosure will be provided to such Stockholder to the extent reasonably practicable), (ii) agrees to promptly give to Parent, Sub and the Company any information they may reasonably require for the preparation of any such disclosure documents and (iii) agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent and Sub each agrees to promptly give to such Stockholder any information regarding Parent or Sub, as applicable, that such Stockholder reasonably requires for the preparation of any documents that such Stockholder is required to file with the SEC in connection with the transactions contemplated hereby.

4.3        Adjustments. In the event of a stock split, reverse stock split or stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), or any change in the shares of Company Common Stock by reason of a stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

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4.4        Waiver of Certain Actions. Such Stockholder hereby undertakes and agrees not to, and shall cause its Affiliates not to, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company, the directors or officers of Parent, Sub, the Company or any of their respective Affiliates or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, including (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement or this Agreement or the transactions contemplated by the Merger Agreement or this Agreement, (c) exercising any rights of appraisal, any dissenters’ rights or any similar rights, if any, relating to the Merger or any of the other transactions contemplated by the Merger Agreement that such Stockholder may have by virtue of, or with respect to, such Stockholder’s Subject Shares or (d) making any claim with respect to SEC disclosure (or other disclosure to the Company’s stockholders) in connection with the Merger Agreement or the transactions contemplated by this Agreement.

4.5        No Solicitation. Such Stockholder shall not, and shall cause its Affiliates and its and their respective directors, officers, employees and Representatives not to, and shall not publicly announce any intention to, directly or indirectly (a) solicit, initiate, facilitate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal, (b) provide any non-public information concerning the Company or any of its Subsidiaries related to, or to any person or group (or any Representative thereof) who may reasonably be expected to make, any Takeover Proposal or any inquiry or proposal relating thereto, (c) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Takeover Proposal, (d) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement relating thereto, (e) otherwise cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations or (f) resolve or agree to do any of the foregoing. Such Stockholder shall, and shall cause each of its Representative and Affiliates and its and their respective directors, officers and employees to, immediately cease and cause to be terminated all existing discussions or negotiations with any person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal.

4.6        Notice of Certain Events. Such Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Article II. Such Stockholder shall promptly notify Parent of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. Parent or Sub, as applicable, shall notify such Stockholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Parent or Sub, as applicable, set forth in Article III.

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ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

5.1        Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the consummation of all the transactions contemplated by the Merger Agreement or (c) upon mutual written consent of the parties to terminate this Agreement; provided that (x) the provisions of Article VI shall survive any termination of this Agreement, (y) nothing set forth in this Section 5.1 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (z) the provisions of Section 4.4 shall survive any termination of this Agreement in the event the Transactions have been consummated.

5.2        Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VI

GENERAL PROVISIONS

6.1        Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director of the Company in the exercise of his or her fiduciary duties as a director of the Company or prevent any director of the Company from taking, or not taking, any action in his or her capacity as a director of the Company.

6.2        Interpretation. The provisions of Section 10.03(a), 10.03(b), 10.03(c), 10.03(f), 10.03(g), 10.03(i), and 10.03(j) of the Merger Agreement shall apply mutatis mutandis to this Agreement.

6.3        Further Assurances. Parent, Sub and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their obligations under this Agreement.

6.4        Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

6.5        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery), (i) if to Parent or Sub, to the address or email address set forth in

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Section 11.03 of the Merger Agreement and (ii) if to the Stockholder, to the Stockholder’s address or email address set forth on such Stockholder’s signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

6.6        Entire Agreement. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant to this Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

6.7        No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any person other than the parties to this Agreement any legal or equitable rights or remedies.

6.8        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties to this Agreement without the prior written consent of the other parties to this Agreement, and any assignment without such consent shall be null and void, except that each of Parent and Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one or more direct or indirect Affiliates of Parent. No assignment by any party to this Agreement shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns

6.9        Governing Law. EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF MARYLAND ARE MANDATORILY APPLICABLE TO THE MERGER (INCLUDING THE EXERCISE OF THE FIDUCIARY DUTIES OF THE COMPANY BOARD), IN WHICH CASE MARYLAND LAW SHALL GOVERN, THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

6.10      Jurisdiction; Service of Process.

(a)        Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court sitting in New Castle County in the State of Delaware for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably and unconditionally undertakes and agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any

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action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)        Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth (i) in the case of Parent or Sub, to the address or email address set forth in Section 11.03 of the Merger Agreement and (ii) in the case of the Stockholder, to the Stockholder’s address or email address set forth on such

Stockholder’s signature page hereto. Nothing in this Section 6.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law.

6.11      Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY TO THIS AGREEMENT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY TO THIS AGREEMENT MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY TO THIS AGREEMENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.12      Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 5.1, each party to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.10, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party to this Agreement further acknowledges and agrees that the agreements contained in this Section 6.12 are an integral part of the transactions contemplated by this Agreement and

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that, without these agreements, none of the parties to this Agreement would have entered into this Agreement. Each party to this Agreement further agrees that no other party to this Agreement or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.12, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.13      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as none of the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner.

6.14      Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties are executing this Agreement as of the date first written above.

SMITH & NEPHEW CONSOLIDATED, INC.

By:	/s/ Michael Zagger
	Name:	Michael Zagger
	Title:	Director

PAPYRUS ACQUISITION CORP.

By:	/s/ Michael Zagger
	Name:	Michael Zagger
	Title:	Director

STOCKHOLDER:

Peter Friedli
c/o Friedli Corporate Finance Inc.
Chollerstrasse 35
6200 Zug
Switzerland
Email: peter.friedli@friedlicorp.ch

Schedule A

Name of Stockholder	Number of Shares
Peter Friedli	10,204,404

EXHIBIT B

Company Charter

B-1

EXHIBIT B

EXHIBIT B

OSIRIS THERAPEUTICS, INC.

AMENDED AND RESTATED CHARTER

FIRST:             Osiris Therapeutics, Inc., a Maryland corporation (the “Corporation”), desires to and does hereby amend and restate in its entirety the charter of the Corporation (the “Charter”) as currently in effect.

SECOND: The following provisions are all the  provisions  of  the  Charter currently in effect, as amended and restated herein.

THIRD:           The name of the Corporation is:

Osiris Therapeutics, Inc.

FOURTH: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

FIFTH:            The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264.

SIXTH:            The name and address of the resident agent of the Corporation in Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.

SEVENTH: The Corporation has authority to issue 1,000,000 shares of common stock, $0.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $10,000.00. The Board of Directors of the Corporation (the “Board of Directors”) may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article SEVENTH, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws of the Corporation (the “Bylaws”).

EIGHTH: The business and affairs of  the  Corporation  shall  be  managed under the direction of the Board of Directors. The current number of directors of the Corporation is two, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of each of the directors who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualifies are:

Michael Zagger

Scott Schaffner

The Board of Directors from time to time may increase or decrease the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

NINTH:           (a)        The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.

(b)        The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

(c)        Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

(d)        The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number or value of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

(e)        Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

(f)         The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation and who is or was made a party to, or witness in, or is threatened to be made a party to, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, managing member, employee, agent or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to, or witness in, or is threatened to be made a party to, the proceeding by reason of his or her service in that capacity from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.  The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advance of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. To the fullest extent permitted by Maryland law, the indemnification provided herein shall include expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by the Corporation in advance of the final disposition of any such action, suit or proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification. Neither the amendment nor repeal of this paragraph (f), nor the adoption or amendment of any other provision of the

Charter or Bylaws inconsistent with this paragraph (f), shall apply to or affect in any respect the applicability of the preceding sentences with respect to any act or failure to act which occurred prior to any such amendment, repeal or adoption.

TENTH:          Except as may be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

ELEVENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article ELEVENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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